Exhibit 5.3

Fulbright Tower — 1301 McKinney, Suite 5100 — Houston, Texas 77010-3095

Telephone: 713 651 5151 — Facsimile: 713 651 5246

April 17, 2013

CC Holdings GS V LLC

Crown Castle GS III Corp.

1220 Augusta Drive, Suite 500

Houston, Texas 77057

Ladies and Gentlemen:

We have acted as local counsel to Sierra Towers, Inc., a Texas corporation (“Sierra Towers”), in connection with the filing by CC Holdings GS V LLC, a Delaware limited liability company (“CCL”), and Crown Castle GS III Corp., a Delaware corporation (the “Co-Issuer,” and together with CCL, the “Issuers”), with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Issuers’ proposed issuance and offer to exchange up to (i) $500,000,000 aggregate principal amount of new 2.381% Senior Secured Notes due 2017 (the “2017 Exchange Notes”) for a like principal amount of outstanding 2.381% Senior Secured Notes due 2017, which have certain transfer restrictions, and (ii) $1,000,000,000 aggregate principal amount of new 3.849% Senior Secured Notes due 2023, for a like aggregate principal amount of outstanding 3.849% Senior Secured Notes due 2023, which have certain transfer restrictions, (the “2023 Exchange Notes”, together with the 2017 Exchange Notes, the “New Notes”), and the guarantees of the New Notes by Sierra Towers (collectively, the “Guarantees”). The New Notes and the Guarantees will be issued pursuant to an Indenture dated as of December 24, 2012 (the “Indenture”), among the Issuers, Sierra Towers and the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee. Capitalized terms not defined herein have the meanings assigned in the Indenture.

This opinion is being furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), promulgated under the Securities Act, in connection with the Registration Statement.

In connection with rendering the opinions expressed herein, our engagement has been limited in scope solely to our review of the Indenture and the Texas Documents (as such term is defined in Annex A attached hereto). Except for advising Sierra Towers with respect to indemnification provisions of the Texas Business Organizations Code, we

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CC Holdings GS V LLC

Crown Castle GS III Corp.

April 17, 2013

have not participated in any other matters related to the offering, issuance or sale of the New Notes and Guarantees, including the development or preparation of any offering memorandum or circular, the Registration Statement, any prospectus or prospectus supplement or other disclosure document, or any agreement, instrument or document related to any of the foregoing. We have not reviewed any document (other than the Indenture and the Texas Documents) that is referred to in or incorporated by reference into the Indenture or any Texas Document.

In rendering the opinions expressed herein, we have (i) examined (a) the Indenture and the Texas Documents, and (b) certificates of public officials, and (ii) as to factual matters arising in connection with our examination of the aforesaid materials, relied, to the extent we deemed appropriate, upon the factual representations and warranties contained in the Indenture and the Texas Documents, in certificates, communications, instruments, agreements and documents delivered in connection therewith and upon certain facts stated elsewhere herein. Except for the foregoing examinations, we have conducted no independent factual investigation but rather have relied upon the Indenture and the Texas Documents, the statements and information set forth therein and the additional factual or informational matters recited or assumed herein, all of which we have assumed to be true, complete and accurate.

In making such examination and in such reliance, we have assumed (i) the authenticity and completeness of all records, certificates, instruments, agreements and other documents submitted to us as originals, (ii) the conformity to authentic original records, certificates, instruments, agreements and other documents of all copies submitted to us as copies, (iii) the legal capacity of each natural person identified in, or indicated as having executed, any of those records, certificates, instruments, agreements and other documents, (iv) the genuineness of all signatures on all such records, certificates, instruments, agreements and other documents, (v) copies of the Indenture presented to us prior to delivery of this letter as the final and complete executed copies of such documents are the final and complete executed copies of such document, (vi) the due execution and delivery by all parties thereto (except to the extent set forth in paragraph 3 below) of the Indenture, and (vii) the enforceability of the Indenture against all parties thereto.

Based upon the foregoing and in reliance thereon, and subject to and qualified by the assumptions, qualifications, limitations and exceptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1. Sierra Towers is validly existing as a corporation and in good standing under the laws of the State of Texas.

2. The execution and delivery by Sierra Towers of the Indenture (and the Guarantees set forth therein), and the performance by Sierra Towers of its obligations pursuant to the Indenture (and the Guarantees set forth therein), are within Sierra Tower’s corporate power and authority and have been duly authorized by all necessary corporate action on its part.

CC Holdings GS V LLC

Crown Castle GS III Corp.

April 17, 2013

3. The Indenture has been duly executed by Sierra Towers.

The foregoing opinions expressed herein are further subject to, and qualified by, the following assumptions, exceptions, qualifications and limitations:

A. The opinions expressed herein are limited exclusively to the internal laws of the State of Texas. References herein to such laws, statutory laws, rules and regulations, in addition to other limitations set forth herein, are (i) limited to laws that are normally applicable to the transactions of the type contemplated by the Indenture and the opinions expressed herein, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws, and (ii) exclusive of, and without regard to antitrust, taxation and securities laws.

B. In rendering the opinions expressed in paragraph 1 above relating to existence and good standing of Sierra Towers, we have relied solely upon a review of certificates of public officials as follows: (i) Certificate of State of Texas, Secretary of State dated April 15, 2013 (Texas existence) with respect to Sierra Towers; and (ii) Certificate of the Office of the Comptroller of Public Accounts of the State of Texas dated April 15, 2013 (Texas good standing) regarding Sierra Towers.

This opinion is limited to the matters stated herein and is given solely in connection with your Registration Statement filed with the Commission. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein under the caption “Legal Matters”. The opinions expressed herein are as of the date hereof or, to the extent a reference to a certificate or other document dated another date is made herein, to such date.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.

ANNEX A

TO OPINION LETTER OF FULBRIGHT & JAWORSKI L.L.P. DATED APRIL 17, 2013

Listing of Documents

1. The Indenture.

2. The Restated Certificate of Formation of Sierra Towers certified by the Secretary of State of the State of Texas pursuant to its certificate dated April 2, 2013, and the Officer’s Certificate of Sierra Towers, dated as of April 17, 2013, certifying that such Restated Certificate of Formation is a true and complete copy of the Restated Certificate of Formation of Issuer, has not been amended and is in full force and effect, in each case as of April 17, 2013.

3. The Amended and Restated Bylaws of Sierra Towers, and the Officer’s Certificate of Sierra Towers, dated as of April 17, 2013, certifying that the copy of the Amended and Restated Bylaws attached thereto is a true and complete copy of the Amended and Restated Bylaws of Sierra Towers, has not been amended and is in full force and effect, in each case as of April 17, 2013.

4. Resolutions of the Board of Directors of Sierra Towers, and the Officer’s Certificate of Sierra Towers, dated as of April 17, 2013 certifying that the Resolutions attached thereto have been duly and properly passed by the Board of Directors of Sierra Towers, have not been amended and are in full force and effect, in each case as of April 17, 2013.

5. Officer’s Certificate of Sierra Towers dated as of April 17, 2013, certifying as to the incumbency and other matters pertaining to this opinion.

Certain Additional Defined Terms

“Texas Documents” means, collectively, the documents identified in paragraphs 2 through 5 above.